Exhibit 99.4

Index to Consolidated Financial Statements

of Wellesley Bancorp, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Wellesley Bancorp, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Wellesley Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wolf & Company, P.C.

We have served as the Company’s auditor since 1999.

Boston, Massachusetts

March 29, 2019

Wellesley Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
	2018	2017
	(Dollars in thousands)
Assets

Cash and due from banks	$7,678	$4,604
Short-term investments	34,972	23,858

Total cash and cash equivalents	42,650	28,462

Certificates of deposit	100	100
Securities available for sale, at fair value	66,770	66,486
Federal Home Loan Bank of Boston stock, at cost	4,747	5,937

Loans	743,770	692,455
Less allowance for loan losses	(6,738)	(6,153)

Loans, net	737,032	686,302

Bank-owned life insurance	7,769	7,535
Premises and equipment, net	3,924	3,470
Accrued interest receivable	2,288	2,140
Net deferred tax asset	2,804	2,352
Other assets	3,336	2,611

Total assets	$871,420	$805,395

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing	$116,926	$104,346
Interest-bearing	601,005	512,396

Total deposits	717,931	616,742

Short-term borrowings	15,000	38,000
Long-term debt	58,528	77,174
Subordinated debentures	9,832	9,802
Accrued expenses and other liabilities	4,999	4,432

Total liabilities	806,290	746,150

Commitments and contingencies (Notes 7, 13 and 14)

Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 14,000,000 shares authorized, 2,525,611 and 2,506,532 shares issued and outstanding in 2018 and 2017, respectively	25	25
Additional paid-in capital	26,462	25,601
Retained earnings	40,203	34,736
Accumulated other comprehensive income (loss)	(533)	39
Unearned compensation – ESOP	(1,027)	(1,156)

Total stockholders’ equity	65,130	59,245

Total liabilities and stockholders’ equity	$871,420	$805,395

See accompanying notes to consolidated financial statements.

Wellesley Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2018	2017
	(Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans and loans held for sale	$31,028	$26,251
Interest on debt securities:
Taxable	1,441	1,338
Tax-exempt	327	305
Interest on short-term investments and certificates of deposit	509	220
Dividends on FHLB stock	333	252

Total interest and dividend income	33,638	28,366

Interest expense:
Deposits	6,442	3,581
Short-term borrowings	580	293
Long-term debt	1,256	1,182
Subordinated debentures	631	632

Total interest expense	8,909	5,688

Net interest income	24,729	22,678
Provision for loan losses	585	735

Net interest income, after provision for loan losses	24,144	21,943

Noninterest income:
Customer service fees	176	149
Mortgage banking activities	99	113
Income on bank-owned life insurance	234	232
Wealth management fees	1,616	1,257
Miscellaneous	461	236

Total noninterest income	2,586	1,987

Noninterest expenses:
Salaries and employee benefits	10,842	10,094
Occupancy and equipment	3,004	2,785
Data processing	990	892
FDIC insurance	626	609
Professional fees	766	761
Advertising and marketing	323	384
Other general and administrative	2,012	1,656

Total noninterest expenses	18,563	17,181

Income before income taxes	8,167	6,749
Provision for income taxes	2,176	3,564

Net income	5,991	3,185

Other comprehensive income (loss):
Net unrealized gains (losses) on available-for-sale securities	(776)	418
Income tax (provision) benefit	197	(150)

Total other comprehensive income (loss), net of tax	(579)	268

Comprehensive income	$5,412	$3,453

Earnings per common share:
Basic	$2.49	$1.34
Diluted	$2.40	$1.30
Weighted average shares outstanding:
Basic	2,404,371	2,369,466
Diluted	2,502,784	2,454,580

See accompanying notes to consolidated financial statements.

Wellesley Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2018 and 2017

					Accumulated
			Additional		Other	Unearned	Total
	Common Stock		Paid-in	Retained	Comprehensive	Compensation-	Stockholders’
	Shares	Amount	Capital	Earnings	Income (Loss)	ESOP	Equity
	(Dollars in thousands, except per share data)
Balance at December 31, 2016	2,484,852	$25	$24,703	$31,999	$(229)	$(1,284)	$55,214

Comprehensive income	—	—	—	3,185	268	—	3,453
Dividends paid to common stockholders ($0.19 per share)	—	—	—	(448)	—	—	(448)
Share-based compensation – equity incentive plan	—	—	614	—	—	—	614
Restricted stock awards granted	15,000	—	—	—	—	—	—
Stock options exercised	10,100	—	157	—	—	—	157
Common stock repurchased in connection with restricted stock awards	(3,420)	—	(93)	—	—	—	(93)
ESOP shares committed to be allocated (12,838 shares)	—	—	220	—	—	128	348

Balance at December 31, 2017	2,506,532	25	25,601	34,736	39	(1,156)	59,245

Comprehensive income	—	—	—	5,991	(579)	—	5,412
Reclassification related to Tax Cuts and Jobs Act (Note 12)				(7)	7		—
Dividends paid to common stockholders ($0.215 per share)	—	—	—	(517)	—	—	(517)
Share-based compensation – equity incentive plan	—	—	379	—	—	—	379
Restricted stock awards granted	3,000	—	—	—	—	—	—
Restricted stock forfeitures	(400)	—	—	—	—	—	—
Stock options exercised	19,054	—	292	—	—	—	292
Common stock repurchased in connection with restricted stock awards	(2,575)	—	(87)	—	—	—	(87)
ESOP shares committed to be allocated (12,838 shares)	—	—	277	—	—	129	406

Balance at December 31, 2018	2,525,611	$25	$26,462	$40,203	$(533)	$(1,027)	$65,130

See accompanying notes to consolidated financial statements.

Wellesley Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2018	2017
	(In thousands)
Cash flows from operating activities:
Net income	$5,991	$3,185
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	585	735
Depreciation and amortization	767	746
Net amortization of securities premiums and discounts	143	237
Principal balance of loans sold	8,544	11,747
Loans originated for sale	(8,544)	(10,293)
Accretion of net deferred loan fees	(611)	(570)
Income on bank-owned life insurance	(234)	(232)
Amortization of subordinated debt issuance costs	30	33
Deferred income tax provision (benefit)	(255)	240
ESOP expense	406	348
Share-based compensation	379	614
Net change in other assets and liabilities	(348)	1,264

Net cash provided by operating activities	6,853	8,054

Cash flows from investing activities:
Activity in securities available for sale:
Maturities, prepayments and calls	11,710	5,415
Purchases	(12,914)	(7,072)
Redemption (purchase) of Federal Home Loan Bank stock	1,190	(179)
Loan originations, net of principal payments	(50,704)	(110,336)
Additions to premises and equipment	(1,241)	(344)
Proceeds from sale of premises and equipment	63	47

Net cash used by investing activities	(51,896)	(112,469)

Cash flows from financing activities:
Net increase in deposits	101,189	93,932
Proceeds from issuance of long-term debt	36,000	39,000
Repayments of long-term debt	(54,646)	(44,846)
(Decrease) increase in short-term borrowings	(23,000)	16,750
Stock options exercised	292	157
Common stock repurchased	(87)	(93)
Cash dividends paid	(517)	(448)

Net cash provided by financing activities	59,231	104,452

Net change in cash and cash equivalents	14,188	37
Cash and cash equivalents at beginning of year	28,462	28,425

Cash and cash equivalents at end of year	$42,650	$28,462

Supplementary information:
Interest paid	$8,709	$5,250
Income taxes paid	2,782	2,820

See accompanying notes to consolidated financial statements.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Wellesley Bancorp, Inc. ( the “Company” ) and its wholly-owned subsidiary, Wellesley Bank (the “Bank”), the principal operating entity, and its wholly-owned subsidiaries: Wellesley Securities Corporation, which engages in the business of buying, selling and dealing in securities exclusively on its own behalf; Wellesley Investment Partners, LLC, formed to provide investment management services for individuals, not-for-profit entities and businesses; and Central Linden, LLC, formed to hold, manage and sell foreclosed real estate. All significant intercompany balances and transactions have been eliminated in consolidation. Assets under management at Wellesley Investment Partners, LLC are not included in these consolidated financial statements because they are not assets of the Company.

Business and operating segments

The Company provides a variety of financial services to individuals, non-profit organizations, small businesses and other entities within eastern Massachusetts. Its primary deposit products are checking, savings, money market deposits, and term certificate accounts and its primary lending products are residential and commercial real estate loans, construction loans, commercial loans, and consumer loans.

Management evaluates the Company’s performance and allocates resources based on a single segment concept.

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Significant group concentrations of credit risk

Most of the Company’s lending activities are with customers located within the New England region of the country. The Company does not have any significant concentrations to any one industry or customer.

Cash equivalents

Cash equivalents include amounts due from banks and short-term investments with original maturities of three months or less, primarily balances held at the Federal Reserve Bank of Boston. The Company maintains cash balances in excess of federally insured limits.

Certificates of deposit

Certificates of deposit are carried at cost, which approximates fair value.

Fair value hierarchy

The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted market prices in active exchange markets for identical assets and liabilities. Valuations are obtained from readily available pricing sources.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Valuations are obtained from readily available pricing sources.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. Level 3 assets and liabilities include those whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as those for which the determination of fair value requires significant management judgment or estimation.

Securities available for sale

Securities classified as available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income/loss.

Purchase premiums and discounts are amortized to earnings by methods which do not differ materially from the interest method. Discounts and non-callable security premiums are amortized over contractual lives of the securities. Callable security premiums are amortized over the earlier of the contractual lives or the earliest call date of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Each reporting period, the Company evaluates all securities with a fair value below amortized cost to determine whether other-than-temporary impairment (“OTTI”) exists.

OTTI is required to be recognized if (1) the Company intends to sell the security; (2) it is “more likely than not” that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For all impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income, net of applicable taxes.

Federal Home Loan Bank stock

The Bank, as a member of the Federal Home Loan Bank (“FHLB”) of Boston, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB may declare dividends on the stock. The Bank reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of December 31, 2018 and 2017, no impairment has been recognized.

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

The loan portfolio consists of real estate, commercial and other loans to the Company’s customers in its primary market areas in eastern Massachusetts. The ability of the Company’s debtors to honor their contracts is dependent upon the economy in general and the real estate and construction economic sectors within our markets.

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred loan origination fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Interest is generally not accrued on loans which are identified as impaired or loans which are ninety days or more past due. Past due status is based on the contractual terms of the loan. Interest income previously accrued on such loans is reversed against current period interest income. Interest income on non-accrual loans is recognized only to the extent of interest payments received and is first applied to the outstanding principal balance when collectibility of principal is in doubt. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured through sustained payment performance for at least six months.

Allowance for loan losses

The allowance for loan losses is established through a provision for loan losses charged to earnings as losses are estimated to occur. Loan losses are charged against the allowance when management believes the uncollectibility of the loan balance is confirmed. Subsequent recoveries are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of general, allocated and unallocated components.

General component

The general component is based on the following loan segments: residential real estate, commercial real estate, construction, commercial, home equity lines of credit and other consumer. Management considers a rolling average of historical losses for each segment based on a time frame appropriate to capture relevant loss data for each loan segment, generally 3 and 10 years. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume, concentrations and terms of loans; level of collateral protection; effects of changes in risk selection and underwriting standards; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no significant changes to the Company’s policies or methodology pertaining to the general component of the allowance during 2018 or 2017.

The qualitative factor adjustments are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate – The Company generally does not originate loans with a loan-to-value ratio greater than 80 percent and does not originate subprime loans. Most loans in this segment are collateralized by one-to-four family residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality of this segment.

Commercial real estate – Loans in this segment are primarily income-producing properties in the Company’s primary market areas in eastern Massachusetts. The underlying cash flows generated by the properties may be adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management typically obtains rent rolls annually and continually monitors the cash flows of these loans.

Construction – Loans in this segment include speculative construction loans primarily on residential properties for which payment is derived from sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions. Residential construction loans in this segment also include loans to build one-to-four family owner-occupied properties, which are subject to the same credit quality factors as residential real estate.

Commercial – Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, may have an adverse effect on the credit quality in this segment.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Home equity lines of credit – Loans in this segment are collateralized by one-to-four family residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, may have an effect on the credit quality of this segment.

Other consumer – Loans in this segment are generally unsecured and repayment is dependent on the credit quality of the individual borrower.

Allocated component

The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the fair value of the loan or, if the loan is collateral dependent, by the fair value of the collateral, less estimated costs to sell. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan are lower than the carrying value of that loan. Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify performing individual residential and consumer loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

Unallocated component

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Premises and equipment

Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Bank-owned life insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in cash surrender value are reflected in noninterest income, and are not subject to income taxes.

Transfers of financial assets

Transfers of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company; (2) the transferee obtains the right to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

During the normal course of business, the Company may transfer a portion of a financial asset, for example, a participation loan. In order to be eligible for sales treatment, the transfer of the portion of the loan must meet the criteria of a participating interest. If it does not meet criteria of a participating interest, the transfer must be accounted for as a secured borrowing. In order to meet criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder has the right to pledge or exchange the entire loan.

Derivative financial instruments

Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value.

Derivative Loan Commitments

Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value, including servicing values, on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in miscellaneous income. Fair values of the loan commitments are recognized based on changes in the fair value of the underlying mortgage due to interest rate changes, changes in the probability the derivative loan commitment will be exercised, and the passage of time. In estimating fair value, the Company assigns a probability to a loan commitment based on the expectation that it will be exercised and the loan will be funded.

Forward Loan Sale Commitments

To protect against the price risk inherent in derivative loan commitments, the Company utilizes “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in miscellaneous income. Fair values for forward loan sale commitments are based on changes in the fair values of the underlying loans.

Interest Rate Swap Agreements

The Company has entered into financial instruments in the normal course of business to manage exposure to fluctuations in interest rates for its commercial customers. Instruments related to commercial loan swaps are considered derivatives. These derivatives are recognized on the consolidated balance sheet in other assets and other liabilities and measured at fair value with changes in their fair value recorded in miscellaneous income.

Advertising costs

Advertising costs are expensed as incurred.

Income taxes

Deferred tax assets and liabilities relate to temporary differences between the book and tax bases of certain assets and liabilities, and are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company does not have any uncertain tax positions at December 31, 2018 or 2017 which require accrual or disclosure. The Company records interest and penalties as part of income tax expense. No interest or penalties were recorded for the years ended December 31, 2018 and 2017.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Share-based compensation plans

The Company measures and recognizes compensation cost relating to share-based payment transactions based on the grant date fair value of the equity instruments issued. Share-based compensation is recognized over the period the employee is required to provide services for the award. Reductions in compensation expense associated with forfeited options are estimated at the date of grant, and this estimated forfeiture rate is adjusted annually based on actual forfeiture experience. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options granted.

Employee stock ownership plan

Compensation expense for the Employee Stock Ownership Plan (“ESOP”) is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the period. The Company recognizes compensation expense ratably over the year based on the number of shares expected to be allocated by the ESOP. Unearned compensation applicable to the ESOP is reflected as a reduction of stockholders’ equity in the consolidated balance sheet. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to stockholders’ equity.

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income (loss).

The components of accumulated other comprehensive income (loss) and related tax effects are as follows:

	December 31,
	2018	2017
	(In thousands)
Net unrealized gains (losses) on securities available for sale	$(732)	$44
Tax effect	199	2

Net-of- tax amount	(533)	46
Stranded effect of tax rate change (Note 12)	—	(7)

	$(533)	$39

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Earnings per share

Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Unallocated ESOP shares are not deemed outstanding for earnings per share calculations. Under the Company’s 2012 and 2016 Equity Incentive Plans, stock awards contain non-forfeitable dividend rights. Accordingly, these shares are considered outstanding for computation of basic earnings per share. Potential common shares that may be issued by the Company relate to outstanding stock options determined using the treasury stock method.

Earnings per common share have been computed based on the following:

	Years Ended December 31,
	2018	2017
	(In thousands, except per share data)
Net income applicable to common stock	$5,991	$3,185

Average number of common shares issued	2,513	2,491
Less: Average unallocated ESOP shares	(109)	(122)

Average number of common shares outstanding used to calculate basic earnings per common share	2,404	2,369
Effect of dilutive stock options	99	86

Average number of common shares outstanding used to calculate diluted earnings per common share	2,503	2,455

Earnings per common share:
Basic	$2.49	$1.34
Diluted	$2.40	$1.30

There were no anti-dilutive options that were excluded from the computation of diluted earnings per share for the years ended December 31, 2018 and 2017. Anti-dilutive shares are common stock equivalents with exercise prices in excess of the average market value of the Company’s stock for the periods presented.

Recent accounting pronouncements

Effective January 1, 2018, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in this update supersede the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company’s primary source of revenue is interest income on financial assets, which is explicitly excluded from the scope of the new guidance. In addition, management determined that the timing of the Company’s recognition of wealth management fees did not change. The adoption of this update did not have an impact on the Company’s consolidated financial statements.

Effective January 1, 2018, the Company adopted FASB ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The key provision included in the ASU is that equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) will be measured at fair value with changes in fair value recognized in net income and the elimination of the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost. This ASU also requires companies to use an “exit price” fair value when measuring the fair values of financial instruments. The adoption of this update did not have an impact on the consolidated financial statements, as the Company does not currently invest in equity securities.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Effective January 1, 2018, the Company adopted ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU provide cash flow statement classification guidance for certain areas where diversification existed in practice. The adoption of this update did not have an impact on the Company’s consolidated financial statements.

Effective January 1, 2018, the Company adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this update require that in the statement of cash flows, amounts generally described as restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts. The adoption of this update did not have an impact on the Company’s consolidated financial statements.

Effective January 1, 2018, the Company adopted ASU 2017-09, Compensation-Stock Compensation (Topic 718) to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, to a change in terms or conditions of a share-based payment award. The adoption of this update did not have a significant impact on the Company’s consolidated financial statements.

In 2018, the Company adopted ASU 2018-13, Fair Value Measurement (Topic 820), which amends the disclosure requirements by adding, changing, or removing certain disclosures about recurring or non-recurring fair value measurements. The adoption of this update did not have a significant impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires a lessee to record a right-to-use asset and liability representing the obligation to make lease payments for long-term leases. This ASU is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We will adopt the ASU in the first quarter of 2019, likely using the effective date option, allowing for adoption in prospective periods. The right-to-use asset and liability will be approximately $8.0 million upon adoption. The adoption of this ASU will not impact the Company’s consolidated statements of other comprehensive income based on leases in place as of January 1, 2019.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure expected credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the reported amount. Credit losses on available-for-sale debt securities should be measured in a manner similar to current GAAP; however, recognized credit losses will be presented as an allowance rather than as a write-down. This ASU will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company has implemented a committee led by the Company’s Chief Financial Officer, which included the Chief Lending Officer, to assist in identifying, implementing and evaluating the impact of the required changes to the loan loss estimation model and processes. The Company has evaluated the portfolio segments and various methodologies and is currently evaluating potential loss modeling processes as well as related controls and procedures. Management will continue to closely monitor developments and additional guidance to determine the potential impact on the Company’s consolidated financial statements.

2.	RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. The reserve balance amounted to $5.1 million and $3.0 million at December 31, 2018 and 2017, respectively.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

3.	SHORT-TERM INVESTMENTS

Short-term investments are comprised of the following:

	December 31,
	2018	2017
	(In thousands)
Federal Reserve Bank deposits	$29,856	$22,292
Federal Home Loan Bank deposits	263	27
Money market accounts	4,853	1,539

	$34,972	$23,858

4.	CERTIFICATES OF DEPOSIT

Certificates of deposit held by the Bank amounted to $100 thousand, mature within one year and have a weighted average rate of 2.48% at December 31, 2018 and 1.48% at December 31, 2017.

5.	SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses, follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In thousands)
December 31, 2018
Residential mortgage-backed securities:
Government National Mortgage Association	$3,846	$44	$(43)	$3,847
Government-sponsored enterprises	11,382	29	(188)	11,223
SBA and other asset-backed securities	11,720	64	(157)	11,627
State and municipal bonds	12,908	111	(111)	12,908
Government-sponsored enterprise obligations	8,000	—	(187)	7,813
Corporate bonds	18,151	28	(322)	17,857
U.S. Treasury bonds	1,495	—	—	1,495

	$67,502	$276	$(1,008)	$66,770

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In thousands)
December 31, 2017
Residential mortgage-backed securities:
Government National Mortgage Association	$3,358	$46	$(53)	$3,351
Government-sponsored enterprises	11,690	43	(84)	11,649
SBA and other asset-backed securities	11,961	89	(87)	11,963
State and municipal bonds	13,026	276	(15)	13,287
Government-sponsored enterprise obligations	8,000	—	(166)	7,834
Corporate bonds	17,166	52	(57)	17,161
U.S. Treasury bonds	1,241	—	—	1,241

	$66,442	$506	$(462)	$66,486

For the years ended December 31, 2018 and 2017 there were no sales of securities.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2018 are as follows below. Expected maturities may differ from contractual maturities because the issuers, in certain instances, have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In thousands)
Within 1 year	$2,495	$2,495
After 1 year to 5 years	22,409	21,919
After 5 years to 10 years	7,675	7,685
After 10 years	7,975	7,974

	40,554	40,073
Mortgage- and asset-backed securities	26,948	26,697

	$67,502	$66,770

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Twelve Months or Greater
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
		(In thousands)
December 31, 2018
Residential mortgage-backed securities:
Government National Mortgage Association	$—	$—	$(43)	$1,755
Government-sponsored enterprises	(1)	103	(187)	7,880
SBA and other asset-backed securities	—	—	(157)	5,455
State and municipal bonds	(2)	386	(109)	6,257
Government-sponsored enterprise obligations	—	—	(187)	7,813
Corporate bonds	(29)	5,705	(293)	11,124

	$(32)	$6,194	$(976)	$40,284

December 31, 2017
Residential mortgage-backed securities:
Government National Mortgage Association	$(3)	$266	$(50)	$1,611
Government-sponsored enterprises	(13)	3,578	(71)	3,110
SBA and other asset-backed securities	(8)	2,267	(79)	2,434
State and municipal bonds	(3)	571	(12)	871
Government-sponsored enterprise obligations	(27)	1,973	(139)	5,860
Corporate bonds	(21)	7,399	(36)	1,985

	$(75)	$16,054	$(387)	$15,871

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluations. At December 31, 2018, various debt securities have unrealized losses with aggregate depreciation of 2.1% from their aggregate amortized cost basis. These unrealized losses relate principally to the effect of interest rate changes on the fair value of debt securities and not to an increase in credit risk of the issuers. As the Company does not intend to sell the securities and it is more likely than not that the Company will not be required to sell the securities before recovery of their amortized cost, which may be maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2018.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

6.	LOANS AND ALLOWANCE FOR LOAN LOSSES

A summary of the balances of loans is as follows:

	December 31,
	2018	2017
	(In thousands)
Real estate loans:
Residential – fixed	$64,218	$31,433
Residential – variable	318,292	297,593
Commercial	148,006	138,784
Construction	106,723	120,004

	637,239	587,814

Commercial loans:
Secured	61,563	62,333
Unsecured	5,327	5,638

	66,890	67,971

Consumer loans:
Home equity lines of credit	39,486	36,378
Other	163	214

	39,649	36,592

Total loans	743,778	692,377

Less:
Allowance for loan losses	(6,738)	(6,153)
Net deferred origination costs (fees)	(8)	78

Loans, net	$737,032	$686,302

The Company has transferred a portion of its originated residential and commercial real estate loans to participating lenders. The amounts transferred have been accounted for as sales and are therefore not included in the Company’s accompanying consolidated balance sheets. The Company and participating lenders share ratably in any gains or losses that may result from the borrower’s lack of compliance with contractual terms of the loans. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2018 and 2017, the Company was servicing commercial real estate loans for participants aggregating $5.3 million and $4.9 million, respectively. At December 31, 2018 and 2017, the Company was servicing residential real estate loans for participants aggregating $9.5 million and $9.9 million, respectively.

Whole mortgage loans sold and serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others was $2.7 million and $3.2 million at December 31, 2018 and 2017, respectively.

The Company has pledged certain residential and commercial real estate loans to secure FHLB advances and available lines of credit. (See Notes 9 and 10.)

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

The following table summarizes the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2018 and 2017:

	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Home Equity	Other Consumer	Unallocated	Total
	(In thousands)
Year Ended December 31, 2018

Allowance at December 31, 2017	$1,722	$1,520	$1,661	$917	$237	$2	$94	$6,153
Provision (credit) for loan losses	494	82	(199)	207	20	1	(20)	585

Allowance at December 31, 2018	$2,216	$1,602	$1,462	$1,124	$257	$3	$74	$6,738

Year Ended December 31, 2017

Allowance at December 31, 2016	$1,422	$1,145	$1,827	$703	$211	$3	$121	$5,432
Provision (credit) for loan losses	300	375	(166)	214	37	2	(27)	735
Loans charged off	—	—	—	—	(11)	(3)	—	(14)

Allowance at December 31, 2017	$1,722	$1,520	$1,661	$917	$237	$2	$94	$6,153

Further information pertaining to the allowance for loan losses and impaired loans at December 31, 2018 and 2017 is as follows:

	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Home Equity	Other Consumer	Unallocated	Total
	(In thousands)
December 31, 2018

Allowance related to impaired loans	$—	$—	$—	$—	$—	$—	$—	$—
Allowance related to non-impaired loans	2,216	1,602	1,462	1,124	257	3	74	6,738

Total allowance	$2,216	$1,602	$1,462	$1,124	$257	$3	$74	$6,738

Impaired loan balances	$746	2,846	$—	$—	$—	$—	$—	$3,592
Non-impaired loan balances	381,764	145,160	106,723	66,890	39,486	163	—	740,186

Total loans	$382,510	$148,006	$106,723	$66,890	$39,486	$163	$—	$743,778

December 31, 2017

Allowance related to impaired loans	$—	$—	$—	$—	$—	$—	$—	$—
Allowance related to non-impaired loans	1,722	1,520	1,661	917	237	2	94	6,153

Total allowance	$1,722	$1,520	$1,661	$917	$237	$2	$94	$6,153

Impaired loan balances	$172	576	$—	$—	$—	$—	$—	$748
Non-impaired loan balances	328,854	138,208	120,004	67,971	36,378	214	—	691,629

Total loans	$329,026	$138,784	$120,004	$67,971	$36,378	$214	$—	$692,377

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

The following is a summary of past due and non-accrual loans at December 31, 2018 and 2017:

	30-59 Days Past Due	60-89 Days Past Due	Past Due 90 Days or More	Total Past Due	Past Due 90 Days or More and Still Accruing	Non- accrual Loans
	(In thousands)
December 31, 2018

Residential real estate	$1,551	$—	$—	$1,551	$—	$581
Commercial real estate	—	—	556	556	—	556

Total	$1,551	$—	$556	$2,107	$—	$1,137

December 31, 2017

Residential real estate	$598	$65	$—	$663	$—	$—
Commercial real estate	—	—	576	576	—	576

Total	$598	$65	$576	$1,239	$—	$576

The following is a summary of impaired loans at December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Recorded Investment	Unpaid Principal Balance
	(In thousands)
Impaired loans without a valuation allowance:
Residential real estate	$746	$764	$172	$189
Commercial real estate	2,846	2,974	576	710

Total impaired loans	$3,592	$3,738	$748	$899

Further information pertaining to impaired loans follows:

	Year Ended December 31, 2018			Year Ended December 31, 2017
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
			(In thousands)
Residential real estate	$819	$34	$28	$175	$6	$—
Commercial real estate	2,920	89	36	581	51	51

Total	$3,739	$123	$64	$756	$57	$51

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

No additional funds are committed to be advanced in connection with impaired loans.

TDRs, which are included in impaired loans, totaled $721 thousand at December 31, 2018 and $748 thousand at December 31, 2017. There was one TDR, totaling $556 thousand and $576 thousand, on non-accrual status at December 31, 2018 and 2017, respectively.

There were no TDRs recorded during the year ended December 31, 2018.

The following is a summary of troubled debt restructurings recorded for the year ended December 31, 2017:

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
	(In thousands)
Commercial real estate	1	$572	$582

During the year ended December 31, 2017, the Company recorded a TDR for one commercial real estate loan which capitalized past-due interest over the remaining term of the loan in accordance with their bankruptcy filing.

There were no TDRs that defaulted (90 days or more past due) during the years ended December 31, 2018 and 2017, and for which default was within one year of the restructure date.

Credit Quality Information

The Company utilizes an eleven-grade internal loan rating system for commercial real estate, construction and commercial loans.

Loans rated 1-4: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 5: Loans in this category are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 6: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Loans rated 7: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 8: Loans in this category are considered uncollectible “loss” and of such little value that their continuance as loans is not warranted.

Loans rated 9: Loans in this category are not rated and include commercial loans under $25 thousand with no other outstandings or relationships with the Company.

Loans rated 10: Loans in this category include loans which otherwise require rating but which have not been rated, or loans for which the Company’s loan policy does not require rating.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Loans rated 11: Loans in this category include credit commitments/relationships that cannot be rated due to a lack of financial information or inaccurate financial information. If within 60 days of the assignment of an 11 rating, information is still not available to allow a standard rating, the credit will be rated 6.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, construction and commercial loans. During each calendar year, the Company engages an independent third party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process. On a monthly basis, the Company reviews the residential real estate and consumer loan portfolio for credit quality primarily through the use of delinquency reports.

The following table presents the Company’s loans by risk rating:

	December 31, 2018				December 31, 2017
	Commercial Real Estate	Construction	Commercial	Total	Commercial Real Estate	Construction	Commercial	Total
				(In thousands)
Loans rated 1-4	$144,243	$106,723	$65,245	$316,211	$134,201	$120,004	$67,087	$321,292
Loans rated 5	917	—	1,645	2,562	1,476	—	301	1,777
Loans rated 6	2,290	—	—	2,290	2,531	—	583	3,114
Loans rated 7	556	—	—	556	576	—	—	576

Total	$148,006	$106,723	$66,890	$321,619	$138,784	$120,004	$67,971	$326,759

7.	PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of premises and equipment is as follows:

	December 31,		Estimated Useful Lives In Years
	2018	2017
	(In thousands)
Premises:
Land	$50	$50	—
Buildings	701	696	35-40
Leasehold improvements	3,924	3,420	5-15
Equipment	3,704	3,377	3-5

	8,379	7,543
Less accumulated depreciation and amortization	(4,455)	(4,073)

Premises and equipment, net	$3,924	$3,470

Total depreciation and amortization expense for the years ended December 31, 2018 and 2017 amounted to $767 thousand and $746 thousand, respectively.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Pursuant to terms of non-cancelable lease agreements in effect at December 31, 2018, future minimum rent commitments are as follows:

Year Ending December 31,	Amount
(In thousands)
2019	$1,591
2020	1,596
2021	1,428
2022	977
2023	886
Thereafter	1,251

$7,729

The leases contain options to extend for up to ten years. The cost of such options is not included above. Total rent expense amounted to $1.4 million and $1.2 million for the years ended December 31, 2018 and 2017, respectively.

8.	DEPOSITS

A summary of deposit balances, by type, is as follows:

	Years Ended December 31,
	2018	2017
	(In thousands)
Demand	$116,926	$104,346
NOW	36,944	37,481
Money market	203,578	143,031
Regular and other savings	82,218	98,565

Total non-certificate accounts	439,666	383,423

Term certificates of $250 thousand and greater	106,052	84,299
Term certificates less than $250 thousand	172,213	149,020

Total term certificates	278,265	233,319

Total deposits	$717,931	$616,742

Term certificates include brokered deposits amounting to $82.5 million and $65.0 million at December 31, 2018 and 2017, respectively.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

A summary of term certificates by maturity is as follows:

	December 31, 2018		December 31, 2017
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
		(Dollars in thousands)
Within 1 year	$228,449	2.01%	$175,204	1.27%
Over 1 year to 2 years	43,237	2.23	43,464	1.44
Over 2 years to 3 years	2,666	1.60	12,016	1.78
Over 3 years to 4 years	3,913	2.09	2,635	1.46

	$278,265	2.04%	$233,319	1.33%

9.	SHORT-TERM BORROWINGS AND AVAILABLE LINES OF CREDIT

At December 31, 2018 and 2017, short-term borrowings consisted entirely of fixed-rate advances from the FHLB with original maturities of less than one year. The weighted average interest rate on advances outstanding at December 31, 2018 and 2017 was 2.44% and 1.53%, respectively. All borrowings from the FHLB are secured by a blanket lien on qualified collateral. (See Notes 6 and 10.)

Borrowings available under an available FHLB variable-rate line of credit amounted to $1.3 million as of December 31, 2018 and 2017, respectively. No advances were outstanding under the line of credit at December 31, 2018 or 2017.

At December 31, 2018 and 2017, the Company has pledged commercial real estate loans of $16.8 million and $19.8 million, respectively, to access the Federal Reserve Bank discount window. At December 31, 2018 and 2017, the available line amounted to $6.8 million and $8.9 million, respectively. No advances were outstanding at December 31, 2018 or 2017.

The Company has $5.0 million of unsecured borrowing capacity with the Co-operative Central Bank, none of which was outstanding at December 31, 2018 and 2017. The Company also has a $5.0 million unsecured line of credit with a correspondent bank. No advances were outstanding at December 31, 2018 or 2017.

10.	LONG-TERM DEBT

Long-term debt, and related maturities, at December 31, 2018 and 2017 consists of fixed-rate FHLB advances, as follows:

	Amount		Weighted Average Rates
	2018	2017	2018	2017
	(In thousands)
2019	$10,000	$43,500	1.60%	1.32%
2020	20,000	10,000	2.03	1.60
2021	8,000	12,000	2.48	1.83
2022*	1,320	11,674	1.84	0.55
2023**	19,208	—	0.91	—

	$58,528	$77,174	1.65%	1.32%

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

*	At December 31, 2018 and 2017, includes an amortizing advance amounting $1.3 million and $1.7 million, respectively, requiring monthly principal and interest of $32 thousand.
**

At December 31, 2018, includes an amortizing advance amounting to $4.2 million requiring monthly principal and interest of $88 thousand. At December 31, 2018, includes a $15 million advance callable in 2019.

All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property. (See Note 6.)

11.	SUBORDINATED DEBT

On December 17, 2015, the Company closed its private offering of $10.0 million, 6.00% fixed-to-floating rate Subordinated Notes due December 30, 2025 (the “Notes”). The Notes were offered to institutional accredited investors at par. The Company is using the proceeds for general corporate purposes. Interest on the Notes is payable semi-annually in arrears on June 30 and December 30 of each year. The Company recorded issuance costs of $266 thousand, which are being amortized over the period to maturity on an effective interest method. The carrying value, net of issuance costs, totaled $9.8 million at both December 31, 2018 and 2017.

These Notes bear a fixed rate of interest of 6.00% for the first five years at which time, and at any interest payment date thereafter, the Notes may be called at par at the Company’s option. Subsequent to the initial call date, the Notes bear a floating rate of interest that reprices and is payable quarterly at the 3-month LIBOR rate plus 435.5 basis points.

12.	INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended December 31,
	2018	2017
	(In thousands)
Current tax provision:
Federal	$1,669	$2,608
State	762	716

	2,431	3,324

Deferred tax provision (benefit):
Federal	(170)	(572)
State	(85)	(167)
Effect of federal tax rate change	—	979

	(255)	240

Total tax provision	$2,176	$3,564

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Years Ended December 31,
	2018	2017
Statutory tax rate	21.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	6.5	5.4
Income on bank-owned life insurance	(0.6)	(1.2)
Tax exempt bond income	(1.0)	(1.5)
Share-based compensation	—	0.3
Effect of federal tax rate change	—	14.5
Other, net	0.7	1.3

Effective tax rates	26.6%	52.8%

On December 22, 2017, the President signed into law the Tax Cuts and Jobs Act (the “Act”). The Act includes a number of changes in existing tax law impacting businesses including, among other things, a reduction in the corporate income tax rate from 34% to 21%, effective on January 1, 2018. As a result of this rate reduction, the Company revalued its net deferred tax asset as of December 22, 2017, resulting in a reduction in the value of the net deferred tax asset of $979 thousand, which was recorded as additional income tax provision in the Company’s consolidated statements of comprehensive income in 2017.

The $979 thousand, in 2017, in income tax provision includes a tax provision of $7 thousand relating to the impact of the rate change on deferred tax items originally recorded through other comprehensive income. This accounting treatment effectively stranded $7 thousand of deferred tax items in accumulated other comprehensive income (“AOCI”). In February 2018, the FASB issued ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows a reclassification from AOCI to retained earnings to eliminate the stranded tax effects resulting from the Act. As permitted, the Company early adopted the ASU and recorded a $7 thousand decrease in retained earnings and a corresponding increase in AOCI as of January 1, 2018.

The tax effects of each item that gives rise to deferred tax assets (liabilities) are as follows:

	December 31,
	2018	2017
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$1,894	$1,730
Employee benefit plans	916	847
Partnerships and other investments	5	3
Net unrealized gain/loss on securities available for sale	199	2
Other, net	17	15

	3,031	2,597

Deferred tax liabilities:
Depreciation and amortization	(198)	(194)
Mortgage servicing rights	(27)	(29)
Deferred loan fees	(2)	(22)

	(227)	(245)

Net deferred tax asset	$2,804	$2,352

The federal income tax reserve for loan losses at the Company’s base year amounted to $820 thousand. If any portion of the reserve is used for purposes other than to absorb loan losses for which established, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the year in which used. As the Company intends to use the reserve only to absorb loan losses, a deferred income tax liability of $231 thousand has not been provided.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

The Company’s income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by the Internal Revenue Service for the years ended December 31, 2015 through 2018. The years open to examination by state taxing authorities vary by jurisdiction; no years prior to 2015 are open.

13.	DERIVATIVE INSTRUMENTS

Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments. These undesignated derivative instruments are recognized on the consolidated balance sheet at fair value, with changes in the fair value recorded in miscellaneous income.

Derivative Loan Commitments

Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. The Company enters into commitments to fund residential mortgage loans at specified rates and times in the future, with the intention that these loans will subsequently be sold in the secondary market.

Outstanding derivative loan commitments expose the Company to the potential for changes in the fair value of the underlying loans as interest rates change, along with the value of the loan commitment. If interest rates increase, the value of these loan commitments will decrease. Conversely, if interest rates decrease, the value of these loan commitments will increase. There were no outstanding derivative loan commitments at December 31, 2018 and 2017.

Forward Loan Sale Commitments

To protect against the price risk inherent in derivative loan commitments, the Company utilizes “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. With a “best efforts” contract, the Company commits to deliver an individual mortgage loan of a specified principal amount and quality to an investor if the loan to the underlying borrower closes. Generally, the price the investor will pay the seller for an individual loan is specified prior to the loan being funded.

The Company expects that these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments. There were no undesignated forward loan sale commitments at December 31, 2018 and 2017

Interest Rate Swap Agreements

The Company has entered into derivative financial instruments in the normal course of business to manage exposure to fluctuations in interest rates for its commercial customers. Typically these agreements have generally been limited to loan level interest rate swap agreements, which are entered into with borrowers and a third party. Typically, the Company enters into a floating-rate loan and a fixed-rate swap directly with a loan customer. The Company offsets the fixed-rate interest rate risk with an identical offsetting swap with a swap dealer. This is referred to as a “back-to-back” swap structure. As this structure has equal and offsetting interest rate contacts, fair value gains and losses recorded each month are offsetting.

The notional amounts are amounts on which calculations, payments, and the value of the derivatives are based. Notional amounts do not represent direct credit exposures. The fair value of the derivative instruments is reflected on the Company’s consolidated balance sheet as other assets and other liabilities as appropriate. Changes in fair values are recorded in miscellaneous income in the consolidated statements of income.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

The table below presents the interest rate swaps outstanding at December 31, 2018 and 2017:

	With commercial loan borrowers December 31,		With third-party financial institutions December 31,
	2018	2017	2018	2017
		(dollars in thousands)
Notional amount	$28,320	$17,251	$28,320	$17,251
Receive (pay) fixed rate (weighted average)	5.09%	4.62%	(5.09)%	(4.62)%
Receive (pay) variable rate (weighted average)	(5.06)%	(4.05)%	5.06%	4.05%
Weighted average remaining years	12.8 years	13.2 years	12.8 years	13.2 years
Unrealized fair value gain (loss)	$264	$67	$(264)	$(67)

14.	OTHER COMMITMENTS AND CONTINGENCIES

Credit-related financial instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. At December 31, 2018 and 2017, the following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31,
	2018	2017
	(In thousands)
Commitments to grant loans	$9,417	$6,597
Unadvanced funds on home equity lines of credit	41,769	35,759
Unadvanced funds on commercial lines of credit	32,511	30,368
Unadvanced funds on construction loans	65,542	51,409
Standby letters of credit	1,427	1,176
Overdraft lines of credit	486	503

Commitments to grant loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for home equity and commercial lines of credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements. Home equity and certain commercial lines of credit are generally collateralized by real estate or business assets. Commitments to grant loans and unadvanced funds on construction loans are also secured by real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. All letters of credit have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company collateralizes those commitments for which collateral is deemed necessary.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Employment agreements

The Company has entered into employment agreements with certain executives for periods up to three years. The agreements generally provide for specified minimum levels of annual compensation and benefits. In addition, the agreements provide for specified lump sum payments and the continuation of benefits upon certain events of termination, as defined, including a change in control of the Company.

Contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the consolidated financial position of the Company.

15.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Federal banking regulations require a minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5%, a minimum ratio of Tier 1 capital to risk-weighted assets of 6%, a minimum ratio of total capital to risk-weighted assets of 8% and a minimum leverage ratio of 4% for all banking organizations. Additionally, community banking institutions must maintain a capital conservation buffer of common equity Tier 1 capital in an amount greater than 2.5% of total risk-weighted assets above adequately capitalized levels to avoid being subject to limitations on capital distributions and discretionary bonuses. The capital conservation buffer and certain deductions from and adjustments to regulatory capital and risk-weighted assets were phased in over several years. The required minimum conservation buffer as of December 31, 2018 is 1.875%. The conservation buffer of 2.5% was fully phased in on January 1, 2019. An institution is subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions. Management believes that the Company’s capital levels will remain characterized as “well-capitalized” throughout the phase-in periods.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

As of December 31, 2018, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Common Equity Tier 1 risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the recent notification that management believes have changed the Bank’s category. The Bank’s capital amounts and ratios as of December 31, 2018 and 2017 are presented in the following tables:

	Actual		Minimum to be Adequately Capitalized under Prompt Corrective Action Provisions		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
December 31, 2018

Total capital to risk-weighted assets	$79,222	12.3%	$51,474	8.0%	$64,342	10.0%
Common equity Tier 1 capital to risk-weighted assets	72,484	11.3	28,954	4.5	41,822	6.5
Tier 1 capital to risk-weighted assets	72,484	11.3	38,605	6.0	51,474	8.0
Tier 1 capital to average assets	72,484	8.4	34,347	4.0	42,934	5.0

December 31, 2017

Total capital to risk-weighted assets	$71,795	11.7%	$49,009	8.0%	$61,262	10.0%
Common equity Tier 1 capital to risk-weighted assets	65,642	10.7	27,568	4.5	39,820	6.5
Tier 1 capital to risk-weighted assets	65,642	10.7	36,757	6.0	49,009	8.0
Tier 1 capital to average assets	65,642	8.4	31,382	4.0	39,228	5.0

16.	EMPLOYEE BENEFIT PLANS

401(k) plan

The Company has a 401(k) plan which provides for voluntary contributions by participating employees subject to IRS limitations. In 2018 and 2017, the Company matched the employee’s voluntary contribution at a level of 100% of the employee’s contributions up to the first 7% of the employee’s compensation. Total plan expense for the years ended December 31, 2018 and 2017 amounted to $338 thousand and $353 thousand, respectively.

Supplemental retirement agreement

The Company has entered into a supplemental retirement agreement with a current officer, which provides for payments upon attaining the retirement age specified in the agreement. The present value of these future payments is accrued over the remaining service term and at December 31, 2018 and 2017, amounted to $1.3 million and $1.1 million, respectively. Supplemental retirement benefits generally vest as they are accrued, however a termination of employment subsequent to a change in control of the Company will result in the vesting of all benefits that would have accrued to the officer’s normal retirement date. Total supplemental retirement expense for the years ended December 31, 2018 and 2017 amounted to $242 thousand and $224 thousand, respectively.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Endorsement split-dollar life insurance arrangements

The Company is the sole owner of life insurance policies pertaining to certain of the Company’s executives. The Company has entered into agreements with these executives whereby the Company has agreed to maintain a life insurance policy in effect during the executives’ retirement, which will pay to the executives’ estates or beneficiaries a portion of the death benefit that the Company will receive as beneficiary of such policies. Total split-dollar insurance expense totaled $2 thousand and $9 thousand for the years ended December 31, 2018 and 2017, respectively.

Employee bonus program

The Company has established an employee bonus program whereby approximately 10% to 20% of the Company’s consolidated income, before income taxes and incentive compensation expense, is allocated for distribution to eligible employees. Total related bonus expense for the years ended December 31, 2018 and 2017 amounted to $1.4 million and $1.2 million, respectively.

Equity incentive plan

Under the Company’s 2016 Equity Incentive Plan, the Company may grant restricted stock awards to its employees and directors for up to 75,000 shares of its common stock. A restricted stock award (the “award”) is a grant of shares of Company common stock for no consideration, subject to a vesting schedule or the satisfaction of market conditions or performance criteria. Awarded shares are held in reserve for each grantee by the Company’s transfer agent, and will be issued from previously authorized but unissued shares upon vesting. The fair value of the stock awards, based on the market price at the grant date, will be recognized over the five-year vesting period. During 2018, the Board of Directors granted stock awards of 3,000 to certain directors. The fair value of the stock awards, based on the market price of the stock on the grant dates, was recorded as unearned compensation, and is being amortized over the vesting period.

Under the Company’s 2012 Equity Incentive Plan, the Company granted stock options to its employees and directors in the form of incentive stock options and non-qualified stock options totaling 231,894 shares of its common stock. The exercise price of each stock option was not less than the fair market value of the Company’s common stock on the date of grant, and the maximum term of each option is 10 years from the date of each award. The vesting period was five years from the date of grant, with vesting at 20% per year.

Under the 2012 Equity Incentive Plan, the Company also granted stock awards to management, employees and directors. Awarded shares are held in reserve for each grantee by the Company’s transfer agent, and will be issued from previously authorized but unissued shares upon vesting. The fair value of the stock awards, based on the market price at the grant date, is recognized over the five-year vesting period.

The Company’s 2012 Equity Incentive Plan was terminated upon approval of the 2016 Equity Incentive Plan.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Stock Options

A summary of option activity under the 2012 Equity Incentive Plan for the year ended December 31, 2018 is presented below:

	Outstanding				Non-vested
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted Average Grant Date Fair Value
	(In thousands)		(In years)	(In thousands)	(In thousands)
Balance at January 1, 2018	212	$16.05			18	$4.29
Vested	—	—			8	4.46
Exercised	(19)	15.35			—	—

Balance at December 31, 2018	193	$16.11	4.23	$2,242	10	$4.13

Exercisable at December 31, 2018	183	$15.21	3.85	$2,094

For the years ended December 31, 2018 and 2017, share-based compensation expense applicable to the stock options was $36 thousand and $169 thousand, respectively. There was no recognized tax benefit related to this expense for the year ended December 31, 2018. The recognized tax benefit related to this expense was $28 thousand for the year ended December 21, 2017.

Unrecognized compensation expense for non-vested stock options totaled $33 thousand as of December 31, 2018, which will be recognized over the remaining vesting period of 1.25 years.

Stock Awards

For the years ended December 31, 2018 and 2017, respectively, 3,000 and 15,000 restricted stock awards were granted with weighted average grant date fair values of $34.00 and $27.22.

The following table presents the activity in non-vested stock awards under the equity incentive plans for the year ended December 31, 2018:

	Number of Shares	Grant-date Fair Value
	(In thousands)
Non-vested stock awards at beginning of year	41	$23.20
Restricted shares granted	3	34.00
Shares vested	(16)	23.82

Non-vested stock awards at end of year	28	$23.97

For the year ended December 31, 2018 and 2017, compensation expense applicable to the stock awards was $343 thousand and $445 thousand, respectively, and the recognized tax benefit related to this expense was $97 thousand and $178 thousand, respectively. Unrecognized compensation expense for non-vested restricted stock totaled $600 thousand as of December 31, 2018, which will be recognized over the remaining weighted average vesting period of 2.91 years.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Employee stock ownership plan

The Company maintains an Employee Stock Ownership Plan (“ESOP”) to provide eligible employees the opportunity to own Company stock. The ESOP is a tax-qualified retirement plan for the benefit of all Company employees. Contributions are allocated to eligible participants on the basis of compensation, subject to federal tax limits.

The Company granted a loan to the ESOP for the purchase of shares of the Company’s common stock on the closing date of the Company’s mutual to stock conversion in 2012. As of December 31, 2018, the ESOP holds 177,899 shares or 7.0% of the common stock outstanding on that date. The loan obtained by the ESOP from the Company to purchase common stock is payable annually over 15 years at the rate of 3.25% per annum. The loan can be prepaid without penalty. Loan payments are expected to be funded by cash contributions from the Bank. The loan is secured by the shares purchased, which are held in a suspense account for allocation among participants as the loan is repaid. Cash dividends paid on allocated shares will be distributed to participants and cash dividends paid on unallocated shares will be used to repay the outstanding debt of the ESOP. Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal and interest on the loan is paid.

At December 31, 2018, the remaining principal balance on the ESOP debt is payable as follows:

Year Ending December 31,	Amount
(In thousands)
2019	$127
2020	131
2021	135
2022	140
2023	144
Thereafter	462

$1,139

Shares held by the ESOP include the following:

	December 31,
	2018	2017
Allocated	75,193	65,250
Unallocated	102,706	115,543

	177,899	180,793

The fair value of unallocated shares was $2.8 million and $3.4 million at December 31, 2018 and 2017, respectively.

Total compensation expense recognized in connection with the ESOP for the years ended December 31, 2018 and 2017 was $406 thousand and $348 thousand, respectively.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

17.	RELATED PARTY TRANSACTIONS

Information pertaining to loans to directors, executive officers and their affiliates (exclusive of loans to any such persons which in the aggregate do not exceed $60 thousand) is as follows:

	Years Ended December 31,
	2018	2017
	(In thousands)
Balance at beginning of year	$3,460	$3,356
Principal additions (1)	5,820	1,097
Principal reductions (2)	(1,407)	(993)

Balance at end of year	$7,873	$3,460

(1)	In 2018, includes $5.7 million of loans associated with a newly appointed director during the year, which represent the outstanding loan balances at the effective date of appointment.
(2)	In 2018, includes amounts associated with individuals no longer considered to be an insider as of December 31, 2018.

Such loans are made in the ordinary course of business at the Company’s normal credit terms, except for certain loans, which were granted with an interest rate discount of 0.50% under the Company’s Mortgage Discount Program. This program applies only to fixed-or adjustable-rate mortgage loans that are held in the Company’s portfolio. The program is offered to all full- and part-time employees of the Company and to all members of its Board of Directors.

Deposits from related parties held by the Bank amounted to $7.8 million at December 31, 2018 and 2017, respectively.

18.	RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid in any calendar year cannot exceed the Bank’s net income for the current year, plus the Bank’s net income retained for the previous two years, without regulatory approval. Loans or advances are limited to 10% of the Bank’s capital stock and surplus on a secured basis.

19.	FAIR VALUES OF ASSETS AND LIABILITIES

Determination of fair value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various assets and liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the assets and liabilites.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

The following methods and assumptions were used by the Company in estimating fair value disclosures:

Cash, cash equivalents and certificates of deposit: The carrying amounts approximate fair values based on the short-term nature of the assets.

Securities available for sale: Fair value measurements are obtained from a third-party pricing service and are not adjusted by management. All securities are measured at fair value in Level 2 based on valuation models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.

Federal Home Loan Bank stock: The carrying value of FHLB stock is deemed to approximate fair value, based on the redemption provisions of the FHLB of Boston.

Loans held for sale: Fair values are based on commitments in effect from investors or prevailing market prices.

Loans, net: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for non-certificate deposit accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings: The carrying amount of short-term borrowings approximates fair value, based on the short-term nature of the liabilities.

Long-term debt: The fair values of long-term debt are estimated using discounted cash flow analyses based on the current incremental borrowing rates in the market for similar types of borrowing arrangements.

Subordinated debt: The fair values reported for subordinated debentures are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on instruments with similar terms and maturities.

Accrued interest: The carrying amounts of accrued interest approximate fair value

Forward loan sale commitments and derivative loan commitments: The fair value of forward loan sale commitments and derivative loan commitments are based on fair values of the underlying mortgage loans, including servicing values as applicable. The fair value of derivative loan commitments also considers the probability of such commitments being exercised.

Interest rate swap agreements: The fair values of interest rate swap agreements are based on a valuation model that uses primarily observable inputs, such as benchmark yield curves and interest rates and also the value associated with the counterparty risk. Credit risk adjustments consider factors such as the likelihood of default by the Company and its counterparties, its net exposure and remaining contractual life.

Off-balance sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair values of these instruments are considered immaterial.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Assets and liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis at December 31, 2018 and 2017 are summarized below:

	Level 1	Level 2	Level 3	Total Fair Value
	(In thousands)
December 31, 2018

Assets
Securities available for sale	$—	$66,770	$—	$66,770
Interest rate swap agreements	—	264	—	264

	$—	$67,034	$—	$67,034

Liabilites
Interest rate swap agreements	$—	$264	$—	$264

December 31, 2017
Assets
Securities available for sale	$—	$66,486	$—	$66,486
Interest rate swap agreements	—	67	—	67

	$—	$66,533	$—	$66,533

Liabilites
Interest rate swap agreements	$—	$67	$—	$67

Assets and liabilities measured at fair value on a non-recurring basis

The Company may also be required, from time to time, to measure certain other assets at fair value on a non-recurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market (“LOCOM”) accounting or write-downs of individual assets.

There are no assets or liabilities at December 31, 2018 and 2017 measured at fair value on a non-recurring basis.

Wellesley Bancorp, Inc. and Subsidiary

Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Summary of fair values of financial instruments

The estimated fair values, and related carrying amounts of the Company’s financial instruments are outlined in the tables below. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented herein do not represent the underlying fair value of the Company.

	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
		(In thousands)
December 31, 2018
Financial assets:
Cash and cash equivalents	$42,650	$42,650	$—	$—	$42,650
Certificates of deposit	100	100	—	—	100
Securities available for sale	66,770	—	66,770	—	66,770
FHLB stock	4,747	—	—	4,747	4,747
Loans, net	737,032	—	—	732,427	732,427
Accrued interest receivable	2,288	—	—	2,288	2,288
Interest rate swap agreements	264	—	264	—	264

Financial liabilities:
Deposits	$717,931	$—	$—	$716,685	$716,685
Short-term borrowings	15,000	—	15,000	—	15,000
Long-term debt	58,528	—	58,192	—	58,192
Subordinated debt	9,832	—	—	9,691	9,691
Accrued interest payable	487	—	—	487	487
Interest rate swap agreements	264	—	264	—	264

December 31, 2017
Financial assets:
Cash and cash equivalents	$28,462	$28,462	$—	$—	$28,462
Certificates of deposit	100	100	—	—	100
Securities available for sale	66,486	—	66,486	—	66,486
FHLB stock	5,937	—	—	5,937	5,937
Loans, net	686,302	—	—	694,614	694,614
Accrued interest receivable	2,140	—	—	2,140	2,140
Interest rate swap agreements	67	—	67	—	67

Financial liabilities:
Deposits	$616,742	$—	$—	$615,653	$615,653
Short-term borrowings	38,000	—	38,000	—	38,000
Long-term debt	77,174	—	76,906	—	76,906
Subordinated debt	9,802	—	—	9,598	9,598
Accrued interest payable	286	—	—	286	286
Interest rate swap agreements	67	—	67	—	67